EXHIBIT 99.1

Dynacq Healthcare, Inc. Announces Filing of Three 10-Q Reports

HOUSTON—August 31, 2004—Dynacq Healthcare, Inc. (the Company”)[Trading Symbol: DYII.PK] announced today that on August 30, 2004, it filed with the Securities and Exchange Commission reports on Form 10-Q for each of the first three quarters of fiscal 2004, the quarters ended November 30, 2003, February 29, 2004 and May 31, 2004.

For the three months ended November 30, 2003, net patient revenue was $18.1 million and net income was $1.5 million as compared to $17.9 million and $5.2 million, respectively, in the three months ended November 30, 2002.

For the three months ended February 29, 2004, net patient revenue was $16.9 million and net income was $0.9 million as compared to $21.1 million and $4.1 million, respectively, in the three months ended February 28, 2003.

For the three months ended May 31, 2004, net patient revenue was $12.9 million and net loss was $1.3 million as compared to $25.6 million and net income of $6.4 million, respectively, in the three months ended May 31, 2003.

For the nine months ended May 31, 2004, net patient service revenue was $47.9 million and net income was $1.1 million, declines of 26% and 93% respectively, from net patient service revenue and net income of $64.7 million and $15.7 million in the comparable prior year period.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Contact:

Dynacq Healthcare, Inc., Houston

James N. Baxter, 713-378-2000

E-mail: jimbaxter@dynacq.com

Source: Dynacq Healthcare, Inc.